501 COMMERCE STREET, NASHVILLE, TN 37203
LEASE SUMMARY
Please note that this lease summary does not describe all of the provisions of the Lease. Reference should be made to the relevant provisions of the underlying documents for further guidance. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Lease. This summary has been prepared for AllianceBernstein L.P., and only AllianceBernstein L.P. may rely on its contents. No other party receiving this summary shall have any right to rely on the information set forth herein.

1.Documents:
Amended and Restated Lease dated as of September 27, 2022, and effective as of October 17, 2018
2.Tenant:
AllianceBernstein L.P.
3.Landlord:
NW 5+B Office and Retail LLC, successor-in-interest to OliverMcMillan Spectrum Emery, LLC ·
4.Building:
501 Commerce Street, Nashville, TN 37203
5.Premises:
Office premises on floors 17 through 24 (27,372 RSF each), totaling 218,976 RSF (the “Initial Premises”).
Eight storage spaces within the garage totaling approximately 2,651 RSF, ranging from approximately 175 RSF to 1,022 RSF at a rental rate of 25% of the then current full service rate, or equivalent for the Building, with 2.5% annual increases.
6.Expansion Space:
(a) Fixed Expansion Option: Provided no Event of Default exists and Tenant Occupies not less than 60% of the Initial Premises, Tenant has the option to lease, at Fair Market Rent and co-terminus with Tenant’s then existing Premises, all or portions of the 16th floor (as applicable, the “Expansion Space”) as the Expansion Space becomes available between the first day of the 61st month and the last day of the 96th month of the Term.
(b) Right of First Offer: Subject to certain third-party tenant rights, and provided no Event of Default exists and Tenant Occupies not less than 60% of the Initial Premises, Tenant has the option (the “ROFO”) to lease, at Fair Market Rent and co-terminous with Tenant’s then existing Premises, any space in the Building which becomes available from time to time (as applicable, the “Offer Space”), but if less than five years remain in the Term, Tenant must exercise Tenant’s next available Extension Option (if any) or extend the Term for Tenant’s then existing Premises by the lesser of (i) five years, and (ii) the then “market term” mutually agreed upon by Landlord and Tenant.
If Tenant does not exercise the ROFO with respect to any Offer Space, Landlord may lease such Offer Space for a period of 180 days without re-offering the same to Tenant, but Landlord must re-offer the Offer Space to Tenant during such 180-day period before leasing the same or any portion thereof (i) in a configuration or size which is materially different from that previously

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offered to Tenant, or (ii) for a net effective rental which is less than 92.5% of the net effective rental or Fair Market Rent previously offered to Tenant.
7.Building Sale:
If Landlord or its affiliate elects to sell or net lease all or substantially all of the Building or the direct or indirect interests therein independent of other portions of the mixed-used project, then, provided no Event of Default exists and Tenant leases not less than 60% of the Initial Premises, Tenant will have the option to purchase (or net lease) the Building or such interests prior to Landlord or its affiliate offering the same to a third party on the terms and conditions offered by Landlord or its affiliate (as applicable) to Tenant. If Tenant does not exercise such option, Landlord or its affiliate (as applicable) may sell (or net lease) the Building or such interests for a period of 15 months and for a purchase price (or net effective rent) and other economic consideration of not less than or equal to 97.5% of that offered to Tenant by Landlord or its affiliate without reoffering the same to Tenant. If Tenant does not exercise such option with respect to two different sales (including net leases), Tenant’s option will be waived with respect to future sales (and net leases).
8.Lease Term:
The Term is approximately 15 years and commenced on May 2, 2021 (the “Commencement Date”), and expires on May 31, 2036 (the “Expiration Date”).
9.Termination Option:
Tenant has the right (the “Early Termination Option”) to terminate the Lease for all of the Premises or one or more contiguous full or partial floors of the Premises starting from the bottom-up (as applicable, the “Terminated Space”) on the last day of the 144th full calendar month after the Commencement Date (the “Early Termination Date’’), by notice given no later than 18 months prior to the Early Termination Date, and payment of the Early Termination Fee. The “Early Termination Fee” is (i) the unamortized amount of the Tenant Improvement Allowance and brokerage commissions attributable to the Terminated Space as of the Early Termination Notice amortized on a straight-line basis at a rate of 6% from the Commencement Date to the initial Expiration Date (the “Transaction Costs”), plus (ii) the gross rent attributable to the Terminated Space for the four months immediately following the Early Termination Date. The Early Termination Fee is due within 60 days after Landlord provides Landlord’s calculation of the unamortized Transaction Costs between six and four months prior to the Early Termination Date, subject to Tenant’s right to dispute Landlord’s calculation.
10.Option(s) to Extend:
Provided no Event of Default exists, Tenant has two options to extend the Term for all or a portion of the Premises (but not less than four contiguous full floors, starting with the top-down) by five or 10 years each at Fair Market Rent by providing no less than 15 months’ prior notice to Landlord.
11.Base Rent:

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Lease Year	Base Rent Per RSF	Base Rent Annually	Base Rent Monthly

1	$34.30	$7,510,876.80	$625,906.40
2	$35.20	$7,707,955.20	$642,329.60
3	$36.10	$7,905,033.60	$658,752.80
4	$37.00	$8,102,112.00	$675,176.00
5	$37.90	$8,299,190.40	$691,599.20
6	$38.80	$8,496,268.80	$708,022.40
7	$39.70	$8,693,347.20	$724,445.60
8	$40.60	$8,890,425.60	$740,868.80
9	$41.50	$9,087,504.00	$757,292.00
10	$42.40	$9,284,582.40	$773,715.20
11	$43.30	$9,481,660.80	$790,138.40
12	$44.20	$9,678,739.20	$806,561.60
13	$45.10	$9,875,817.60	$822,984.80
14	$46.00	$10,072,896.00	$839,408.00
15	$46.90	$10,269,974.40	$855,831.20

A “Lease Year” is each consecutive period of 12 calendar months after the first Lease Year. The first Lease Year commenced on May 2, 2021 and ended on May 31, 2022.
12.Tenant Improvements:
Landlord delivered the Premises to Tenant with Landlord’s Premises Work substantially complete on June 8, 2020. From June 8, 2020 until the Commencement Date, Tenant and Tenant’s agents, representatives, contractors and employees had access to the Premises to perform Alterations to prepare the Initial Premises for Tenant’s initial occupancy thereof (the “Tenant Improvements”) without payment of Base Rent, Operating Expenses or Real Estate Taxes.
13.Allowances:
(a) Tenant Improvement Allowance: Tenant is entitled to a “Tenant Improvement Allowance” of $14,233,440 (i.e., $65 per RSF) for the hard and soft costs of the Tenant Improvements. If the costs of the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant is solely responsible for such excess. Up to $1,094,880 (i.e., $5 per RSF) of the unused portion of the Tenant Improvement Allowance will be applied as a credit against future rent. Tenant has certain offset rights for Landlord’s failure to timely disburse the Tenant Improvement Allowance.
(b) Restroom Allowance: Tenant is entitled to a “Restroom Allowance” of up to $200,000 per full floor of the Initial Premises (i.e., up to $1,600,000 based on eight full floors) solely for the design, construction and installation of restrooms on each floor of the Initial Premises. The Restroom Allowance is disbursed in the same manner as the Tenant Improvement Allowance.
(c) Test-Fit Allowance: Tenant was entitled to a “test-fit” allowance of up to $32,846.40 (i.e., $0.15 per RSF). The “test-fit” allowance was due not later than 30 days after Lease execution.
(d) Floor Leveling Allowance: Tenant was entitled to a “Floor Leveling Allowance” of $625,504. The Floor Leveling Allowance was due concurrently with Lease execution.

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As of January 18, 2023, Tenant has received approximately $12,313,752 of the Tenant Improvement Allowance and approximately $1,520,000 of the Restroom Allowance.
14.Holdover:
Provided no Event of Default exists and Tenant makes such election no later than eight months prior to the expiration of the then current Term, Tenant may elect to continue to use and occupy the Premises for up to four consecutive months upon the expiration of the then current Term (the “Permitted Holdover Period”) at the Base Rent in effect during the last month of the then expired Term and upon all other terms and conditions of the Lease (including the payment of Additional Rent). If Tenant remains in possession of the Premises after the expiration or termination of the Lease and any Permitted Holdover Period, Tenant is deemed to be a tenant at will at a Base Rent equal to 150% of the Base Rent in effect during the last month of the then expired or terminated Term and upon all other terms and conditions of the Lease (including the payment of Additional Rent); provided Landlord may terminate such tenancy-at-will on 30 days’ notice and Tenant may terminate such tenancy-at-will on 5 days’ notice.
15.Restoration at End of Term:
At the end of the Term, Tenant must leave the Premises broom-clean and in good repair and condition, with reasonable wear and tear and damage from casualty excepted. Tenant has no obligation to remove any Alterations at the end of the Term unless Tenant exercises the Early Termination Option, in which case, Tenant must remove any Specialized Items identified by Landlord during Landlord’s review of Tenant’s plans therefor and any deemed Designated Specialized Items.
16.Operating Expenses and Real Estate Taxes:
Commencing with the first full calendar year after the Rent Commencement Date, Tenant pays Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes for each calendar year, any part or all of which occurs during the Term (each, an “Adjustment Period”). “Tenant’s Pro Rata Share” with respect to the Initial Premises is 59.6496%. The “Rent Commencement Date” is May 3, 2021.
(a) Controllable Operating Expenses: Prior to the first Adjustment Period during which the Building is at least 85% leased and occupied (the “Stabilized Adjustment Period”), the amount of Controllable Operating Expenses included in Tenant’s Pro Rata Share of Operating Expenses is the lesser of (x) Tenant’s Pro Rata Share of Controllable Operating Expenses, and (y) the “Base Amount” of $6.05 per RSF. After the Stabilized Adjustment Period, the aggregate amount of Controllable Operating Expenses included in Operating Expenses in any Adjustment Period will not increase by more than 4% over the aggregate amount of Controllable Operating Expenses included in Operating Expenses for the prior Adjustment Period. To the extent that Controllable Operating Expenses for the Stabilized Adjustment Period exceed the Base Amount (the amount of such excess, per RSF, being referred to as the “Excess COE”), then, for the entire Term, Tenant will receive a credit against Tenant’s Pro Rata Share of Operating Expenses in an amount equal to the Excess COE multiplied by the RSF of the Premises. For example, if Controllable Operating Expenses for the Stabilized Adjustment Period equals $7 per RSF, then Tenant will receive an annual credit equal to $0.95 per RSF.
(b) Capital Expenditures: Operating Expenses cannot include any capital expenditures, except capital expenditures required pursuant to any law which is first in effect after the Commencement Date or which reduce Operating Expenses, the costs of which capital expenditures (i) will be amortized over the useful life thereof with reasonable interest at the rate required by Landlord to finance the applicable capital expenditure, (ii) cannot exceed 7.5% of the amount of Operating Expenses for the applicable Adjustment Period, and (iii) cannot exceed the actual savings if the capital expenditure is to reduce Operating Expenses.

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(c) Adjustments: Variable Operating Expenses will be “grossed-up” to reflect 95% of the Building being occupied and receiving Building standard services for the applicable Adjustment Period. If during the Stabilized Adjustment Period, Landlord does not incur the cost of maintaining a portion of the Building systems (e.g., such system is subject to a warranty or service contract that provides maintenance without charge for a period of time), then the amount of Controllable Operating Expenses for the Stabilized Adjustment Period will include the costs that Landlord would have incurred if Landlord had incurred the cost of maintaining such portion of the Building systems during the Stabilized Adjustment Period but for the same being covered by the subject warranty or service contract. If, after the Stabilized Adjustment Period, Landlord adds one or more new categories of Controllable Operating Expenses or materially increases the level or frequency of a service from the level or frequency provided during the Stabilized Adjustment Period, then, for so long as expenses relating to such new categories or material increase in level or frequency of service are included in Controllable Operating Expenses, the amount of Controllable Operating Expenses for the Stabilized Adjustment Period will be increased by the amount included in Controllable Operating Expenses for such new category or material increase in level or frequency of service in such first Adjustment Period (with no retroactive payment resulting from such adjustment).
(d) Audit Rights: Tenant has the right to audit Landlord’s books and records relating to Operating Expenses for a period up to (i) three years following the receipt of any Statement for the Stabilized Adjustment Period and any Adjustment Period prior thereto, and (ii) two years following the receipt of any Statement for any Adjustment Period after the Stabilized Adjustment Period. Tenant has 180 days after Landlord makes such books and records available to complete the audit and 60 days thereafter to deliver the results to Landlord. If the results yield an overstatement of $50,000 or greater, Tenant will have the right to audit Landlord’s books and records for any Adjustment Period prior to the Adjustment Period which was the subject of Tenant’s audit.
17.Security Deposit:
None.
18.Use:
Tenant has the right to use the Premises for general executive and administrative office purposes and any other lawful purpose. Without limiting the foregoing, Tenant may use the Premises for the following ancillary uses: cafeteria/dining room, kitchens/food preparation areas, computer and communications systems and studio space, libraries, day care facilities for children of Tenant’s employees and Permitted Occupants, health and recreation facilities for Tenant’s employees and Permitted Occupants, board rooms/training rooms, first-aid room, messenger and mail-room facilities, employee lounges, file rooms, audio-visual and closed circuit television facilities, trading floors, auditorium, and security rooms.
19.Assignment and Subletting:
Tenant is permitted to assign the Lease and to sublease all or any portion of the Premises with Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.
(a) Permitted Transfers: Landlord’s consent is not be required for an assignment, sublease, license or occupancy (each, a “Permitted Transfer”) to or by (i) any Affiliate of Tenant; (ii) an entity that acquires (directly or indirectly) all or substantially all of the ownership interest in or assets of Tenant; (iii) any entity created by merger, reorganization or recapitalization of or with Tenant or any parent of Tenant; (iv) any entity which acquires all or substantially all of the assets of a unit, division, group or operation of Tenant that relates to a particular aspect of Tenant’s business; or (v) an Affiliate of an entity described in clause (iv) that, immediately prior to such acquisition, was an Affiliate of Tenant. If the original Tenant entity does not survive or sells all or

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substantially all of its assets in connection with any Permitted Transfer, the surviving Tenant entity must satisfy the net worth test under the Lease.
(b) Recapture: Landlord has the right to terminate the Lease if Tenant proposes to dispose of all of the Premises for the entire remaining Term (other than in connection with a Permitted Transfer or use or occupancy by Permitted Occupants). If Landlord exercises such termination right, Landlord and Tenant will share the net profits equally.
(c) Profits: Landlord is entitled to share equally in any net assignment or sublease profits (other than in connection with a Permitted Transfer or use or occupancy by Permitted Occupants). Such net profits are determined after deducting all transaction costs (including, without limitation, free rent, cash contributions or other work required to prepare the space for the incoming subtenant, commissions, legal fees, etc.) as well as the unamortized costs for Alterations (including Tenant Improvements) to the space in question (excluding costs funded by the Tenant Improvement Allowance).
(d) Permitted Occupants: Tenant may authorize and permit, without Landlord’s consent, other persons or entities that are not employed by Tenant but with whom Tenant has an on-going business relationship (collectively, “Permitted Occupants”) to use and occupy portions of the Premises.
(e) Non-Disturbance Agreements: Landlord will provide non-disturbance agreements to any subtenant subleasing a full floor or more.
20.Competitors:
Landlord may not (and may not permit any other tenant or occupant of the Project to) (a) lease, sublease, license or grant any right of use or occupancy to (i) any AM Restricted Competitor with respect to any space in the Building, or (ii) any WM Restricted Competitor with respect to any space on any multi-tenant floor on which any portion of the Premises is located or any space in the Building which is greater than one full floor (or the equivalent RSF thereof over two or more floors); or (b) grant to any Restricted Competitor the right to place signage, or otherwise permit signage for any Restricted Competitor at any location at, within or upon the Project (including the Building) or within that portion of the Retail Unit within the footprint of the Building (including on the exterior and in the interior) (other than signage within space in the Project or that portion of the Retail Unit within the footprint of the Building that is not leased or licensed to, or occupied by, a Restricted Competitor and that is not visible from outside such leased premises).
21.Repairs and Maintenance:
Landlord must repair, maintain, operate and replace (if necessary) structural components, Building systems, and Common Areas, in each case, in such a manner as is consistent with the repair, maintenance and operation standards of Comparable Buildings and in a first-class manner. Tenant must keep the Premises in good condition (reasonable wear and tear and damage from casualty excepted) and repair, maintain and replace (if necessary) Alterations performed by Tenant in the Premises (including the Tenant Improvements).
22.Services:
Landlord is to provide the Building standard services set forth in the Lease to Tenant in general conformance with the prevailing standards of Comparable Buildings, subject to (i) additional charges for excess water consumption, overtime HVAC, condenser water for any Supplemental HVAC System and electricity; and (ii) Tenant’s rights (at Tenant’s cost) to (A) separately contract for janitorial services (with an exclusion from Operating Expenses and a credit against Base Rent for the cost per RSF charged by Landlord’s janitorial contractor), (B) obtain gas service directly from the gas provider, (C) install its own access control system for the Premises and Landlord’s obligation to modify the Building access control system (at Tenant’s cost) to make

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such systems compatible; and (D) have its own security personnel within the Premises and/or stationed at the Building lobby security desk.
23.Service Outage:
If a Use Interruption continues for five consecutive Business Days (other than due to the negligent or willful misconduct of Tenant), Rent with respect to the affected portion of the Premises will abate from the commencement of such Use Interruption until such Use Interruption has ceased and Tenant can reoccupy the Premises to conduct business therein in the same manner as prior to the occurrence of such Use Interruption. “Use Interruption” means (a) Tenant’s use or access to all or any portion of the Premises is impaired or restricted so that it is inaccessible or not usable for the normal conduct of Tenant’s business as a result of any circumstance that is not due to the negligent or willful misconduct of Tenant, its agents, employees, or contractors; and (b) Tenant has in fact ceased to use the Premises or any portion of the Premises affected thereby for a period in excess of five consecutive Business Days.
24.Naming, Identity and Signage:
(a) Tenant’s Top of Building Signage and Tenant’s Exterior Signage: Provided Tenant leases not less than 60% of the Initial Premises, Tenant has the exclusive right to top-of-Building signage in two locations, substantially as shown in the Lease. Tenant may also install other exterior on-Building signage, subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed).
(b) Tenant’s Lobby Signage: Tenant has the right (at Tenant’s expense) to install its name and/or logo in one location near the entrance to the elevator lobby serving the Premises, substantially as shown in the Lease.
(c) On-floor Signage: Landlord must install (at Landlord’s expense) Building-standard suite entry signage for Tenant on multi-tenant floors and full floors, but Tenant may install its own identification signage on full floors in lieu of Landlord (at Tenant’s expense).
(d) Monument Signage: Landlord must install (at Landlord’s expense) a multi-tenant signage monument in accordance with the Lease (the “Monument”). Tenant has the right to display (at Tenant’s expense) Tenant’s or a subtenant’s name and/or logo on the top position or such other more prominent position (as determined by Tenant) on the Monument and any other monument installed by Landlord. Tenant also has the right to install (at Tenant’s expense) its own signage monument in a mutually agreed upon location.
(e) Directory: Tenant is entitled to its proportionate share of listings in any Building directory. Subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed), Tenant may install a digital display in the lobby of the Building and Landlord must cooperate with Tenant to provide electricity and data connections to such display.
(f) Name: Provided Tenant leases not less than 60% of the Initial Premises, the Building will be named and identified as the “AllianceBernstein Building” (or any other trade name used by Tenant), but Landlord will not be restricted from referencing the Building as “501 Commerce”.
(g) Billboard: Landlord has the right to install and maintain a billboard, subject to the conditions set forth in the Lease, and provided that Tenant has the right to approve any modifications to the billboard and the content and images on the billboard, such approval not to be unreasonably, withheld, conditioned or delayed. Tenant has the right to use the billboard for up to four contiguous weeks per year (such weeks to be mutually agreed to by Landlord and Tenant) to promote the business of Tenant without additional charge (other than the cost to remove and install such signage), but if Landlord grants a third party the right to use the billboard for multiple weeks on a non-contiguous basis, then Landlord must also grant Tenant the right to use the Billboard on a non-contiguous basis.

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(h) Laser Projections: Landlord has the right to install and maintain laser projections on the Building, provided the same are operated and maintained in a first-class standard and Tenant has the right to approve the content and images thereof, such approval not to be unreasonably, withheld, conditioned or delayed.
(i) Restrictions: The Lease contains certain restrictions on interior and exterior signage for other persons and entities.
25.Alterations:
Tenant may make Alterations (other than Major Alterations) to the Premises upon notice to Landlord and without Landlord’s consent. Major Alterations are subject to Landlord’s prior consent, which consent may not be unreasonably withheld, conditioned or delayed. “Major Alterations” are Alterations that are (a) structural in nature, adversely affect the structural integrity or proper functioning of any Building system, have a material aesthetic effect on the exterior of the Building, or are designated as a “Designated Major Alteration” under the Lease; or (b) performed by a subtenant of less than one full floor of the Premises only and cost in excess of $20 per RSF of the subleased premises (subject to annual CPI adjustment commencing with the second Lease Year).
26.Amenities:
Landlord agrees to provide to Tenant (at no additional charge, except as set forth below) throughout the Term, access to the following on-site amenities on a first-come, first-served basis: a fitness center, a tenant lounge area, an outdoor amenity deck with television access, conference facilities on level 11 of the Building with a room that can hold approximately 95+/- people or be divided into two smaller rooms (subject to such market rate charges), and direct access to the balance of the FIFTH + BROADWAY Project. Landlord must maintain all such amenities in a first-class standard, commensurate with other similar amenities at Comparable Buildings. Tenant also has access to other portions of the FIFTH + BROADWAY Project, including the Conference Center Unit.

27.Parking:
Tenant is allocated the right to 653 parking spaces in the Parking Garage with respect to the Initial Premises and a ratio of 2.4 parking spaces per 1,000 RSF with respect any expansion space (as applicable, "Tenant’s Total Allocated Parking Spaces”). Tenant may designate up to 60 of Tenant’s Total Allocated Parking Spaces as “Reserved Parking Spaces” (the remaining, “Non-Reserved Parking Spaces”). Tenant only pays 50% of the Parking Charges for the first year from the date Tenant commences operation of its business in the Premises. The Parking Charges are subject to annual increases commencing on the second anniversary of the Rent Commencement Date and each anniversary thereof, but not in excess of 4% on a cumulative and compounded basis.
Upon request, and subject to availability, additional parking spaces may be made available to Tenant in the Building Parking at the then-current parking charge rates, without regard to the 4% cap on increases set forth above, and subject to either party’s right to cancel the additional parking spaces on 30 days’ notice to the other party.
Tenant has the option to relinquish up to 25% of Tenant’s Total Allocated Parking Spaces from and after the 36th full calendar month of the Term, and up to 50% of Tenant’s Total Allocated Parking Spaces (taking into account any prior relinquishment) from and after the 60th full calendar month of the Term; provided that 10% of Tenant’s Total Allocated Parking Spaces so relinquished must be Reserved Spaces.

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The Building Parking must contain approximately 915 spaces, approximately 10% of which may be dedicated to visitors.
Certain penalties may apply if an employee of Tenant or any Permitted Occupant who is assigned a Parking Access Device for one of Tenant’s Total Allocated Parking Spaces is unable to locate a parking space for a passenger-sized automobile in the Building.
28.Roof Rights:
Tenant has the right to install Roof-Top Equipment in the location shown in the Lease, at no additional charge.
29.Bicycle Storage:
Tenant, its agents, employees, contractors, guests, invitees, and visitors may use the Bicycle Area in the Building at no additional charge.
30.Subordination:
Landlord, Tenant, and Pacific Life Insurance Company, as lender, are parties to that certain Subordination, Non-Disturbance and Attornment Agreement dated as of November 22, 2022. The subordination of the Lease to any future ground or underlying lease or any future mortgage or deed of trust is conditioned upon Tenant’s receipt of a subordination, non-disturbance and attornment agreement in the form required under the Lease.
Landlord, Tenant, and the members of the Association of Fifth + Broadway Master Condominium (the “Association”) are parties to that certain Subordination, Non-Disturbance and Attornment Agreement effective as of November 15, 2018 (the “Association SNDA”), with respect to the Declaration Establishing the Fifth + Broadway Master Condominium dated as of November 15, 2018 (the “Declaration”). The subordination of the Lease to the Declaration was conditioned on delivery of the Association SNDA from the Association.
31.Arbitration:
All disputes regarding consents and approvals between the parties will be resolved by expedited arbitration.
32.Most Favored Nations:
With respect to any overtime, sundries or other charges payable by Tenant (the amount of which is not specifically provided in the Lease), Tenant will be required to pay no more than the lowest amount paid by any other tenant or occupant of the Building for the applicable item of service, except that the foregoing does not apply to any rental concession specifically negotiated by Landlord and a third-party tenant in consideration of the gross rent payable by such third-party tenant under its lease.
33.Condemnation:
If there is a taking of the entire Premises, so much of the Premises to render the entire Premises Untenantable, or portions of the Project required for reasonable access to or use of the Premises, then the Lease will terminate as of the date of such taking. If there is a taking of a portion of the Premises, the Lease will terminate as to such portion of the Premises only. Additionally, (a) Landlord has the right to terminate the Lease if (i) the taking is of at least 50% of the Building (including the Premises), (ii) in Landlord’s reasonable opinion, the Building cannot be restored in a manner that makes its continued operation practically or economically feasible, and (iii) Landlord terminates the leases of all other tenants in the Building; and (b) Tenant has the right to terminate the Lease if there is a taking (i) rendering more than 20% of the RSF of the Premises Untenantable for more than six months, (ii) of all or any portion of the Project required

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for reasonable access to or use of the Premises, or (iii) of 25% or more of the initial Tenant’s Total Allocated Parking Spaces (i.e., 154 spaces) with no replacement for more than six months.
34.Casualty:
Within 90 days after Landlord has knowledge of a casualty, Landlord must deliver an estimate from a reputable contractor of the time reasonably required to repair damage in order to make the Premises (or portion thereof) no longer Untenantable (the “Restoration Estimate”), otherwise Tenant may have a reputable contractor prepare such Restoration Estimate.
Landlord has the right to terminate the Lease if the Building is totally damaged or destroyed or at least 40% of the Building is damaged and destroyed, the Restoration Estimate exceeds nine months and Landlord terminates the leases of all other tenants in the Building. Tenant has the right to terminate the Lease if (a) more than 20% of the Premises is rendered Untenantable and the Restoration Estimate exceeds nine months, (b) 25% or more of the initial Tenant’s Total Allocated Parking Spaces (i.e., 154 spaces) are unusable or inaccessible with no replacement for more than six months, (c) if the Restoration Estimate is less than nine months and Landlord does not complete the repairs within nine months, (d) if the Restoration Estimate is more than nine months and Landlord does not complete the repairs within the Restoration Estimate, or (e) 12.5% or more of the RSF of the Premises is rendered Untenantable during the last 24 months of the Term.
If the Lease is not terminated, (a) Landlord must repair and restore the Project and the Premises (excluding Alterations), (b) Tenant must repair and restore Tenant’s property and any Alterations Tenant desires to restore, and (c) Tenant will receive an abatement of Rent in proportion that the Untenantable area of the Premises bears to the total area of the Premises from the date of the casualty until the earlier of (i) the date the repair and restoration obligations in clauses (a) and (b) are substantially complete, and (ii) the date Tenant reoccupies the Untenantable area for the conduct of Tenant’s normal business operations therein.

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